UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Feb. 24, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In 2014, Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case with the Colorado Public Utilities Commission (CPUC) requesting an increase in annual revenue of approximately $136.0 million, or 4.83 percent. The requested 2015 rate increase reflected approximately $100.9 million (subsequently updated to $98.7 million) for recovery of costs associated with the Clean Air Clean Jobs Act (CACJA) project. The case also requested the initiation of a CACJA rider for 2016 and 2017, which was anticipated to increase revenue recovery by approximately $34.2 million in 2016 and then decline to approximately $29.9 million in 2017. The rate filing was based on a 2015 forecast test year, a requested return on equity (ROE) of 10.35 percent, an electric rate base of $6.39 billion and an equity ratio of 56 percent. As part of the filing, PSCo would transfer approximately $19.9 million from the transmission rider to base rates, which would not impact customer bills. The rider would recover incremental investment and expenses associated with the CACJA project to retire certain coal plants, add pollution control equipment to other existing coal units and add natural gas generation.

In November 2014, several parties filed answer testimony, including the CPUC Staff (Staff) and the Office of Consumer Counsel (OCC). The Staff’s position was based on an ROE of 9.11 percent and a 51.24 percent equity ratio. In addition, the Staff proposed that costs associated with the CACJA project be recovered through a rider mechanism. The OCC recommended an ROE of 9.10 percent, a 52.70 percent equity ratio and that a portion of the costs associated with the CACJA project be recovered in base rates and the remainder through a rider mechanism.

In December 2014, PSCo filed rebuttal testimony, revising its requested rate increase to $107.2 million, or 3.79 percent, reflecting an ROE of 10.25 percent and updated information for both the sales and property tax forecasts. PSCo also proposed to recover all costs associated with the CACJA project through the rider beginning in 2015.

In January 2015, PSCo and intervenors filed a comprehensive settlement agreement, subject to CPUC approval, which would result in an overall 2015 revenue increase of approximately $53.3 million, or 1.87 percent. Key terms of the agreement include the following:

•	The settlement is based on a 2013 historic test year (HTY), an ROE of 9.83 percent and an equity ratio of 56 percent;

•
It includes the implementation of a forward-looking CACJA rider, effective Jan. 1, 2015, a forward-looking transmission cost adjustment (TCA) rider, effective Feb. 13, 2015 and tracking mechanisms for pension expense and property taxes; and

•
The agreement also includes an earnings test for 2015 through 2017, under which PSCo and customers would share in any earnings on a 50/50 basis if the ROE recognized falls between 9.84 percent and 10.48 percent. The earnings test principles are based primarily on those established in the previous rate case.

The Staff and OCC’s recommendations, PSCo’s rebuttal testimony and the terms of the settlement agreement are summarized as follows:

2015 Rate Request (Millions of Dollars)	Staff	OCC	PSCo Rebuttal	Settlement Agreement
PSCo’s filed rate request	$136.0	$136.0	$136.0	$136.0
Transfer from TCA rider to base rates	19.9	19.9	19.9	19.9
PSCo’s filed revenue requirement deficiency	155.9	155.9	155.9	155.9
Lower ROE	(69.1)	(66.5)	(6.2)	(27.9)
Capital structure	(20.9)	(23.7)	—	—
Rate base adjustments (largely the removal of prepaid pension asset)	(20.8)	2.3	—	—
Adjustment to an HTY	(82.5)	(82.5)	—	(23.9)
Adjustment to use 13-month average rate base	(26.1)	(22.0)	—	—
Rate base adjustments for known and measurable plant through September 2014	21.9	—	—	—
Operating and maintenance expense adjustments	(7.2)	(16.6)	—	—
Depreciation	—	(3.8)	—	—
Property taxes	—	(12.1)	(5.3)	(5.3)
Remove CACJA from base rates	(62.4)	—	(98.7)	(98.7)
Updated sales forecast	—	—	(15.2)	(15.2)
Prepaid pension amortization	—	—	—	9.5
Non-specified settlement adjustments	—	—	—	(31.7)
Other, net	0.1	0.1	(2.1)	(2.1)
Total base rate (decrease) increase	(111.1)	(68.9)	28.4	(39.4)
CACJA rider mechanism	54.2	—	98.7	97.0
TCA rider mechanism — 2015 forecast test year	—	—	—	15.6
Transfer from TCA rider to base rates	(19.9)	(19.9)	(19.9)	(19.9)
Total revenue impact	$(76.8)	$(88.8)	$107.2	$53.3

In addition to the revenue reflected in the table above, PSCo estimates that it will defer approximately $3.1 million of additional expenses in 2015 as a result of the settlement.

In its original rate case request, PSCo proposed to shorten the depreciable lives for certain assets, which would have resulted in a material increase in depreciation expense. As a result of the settlement, PSCo will not implement the depreciation changes, but will instead file a standalone case to address depreciation, amortization and decommissioning in early 2016. The results of the depreciation case will become effective as part of the 2018 electric rate case.

Settlement rates became effective Feb. 13, 2015 on an interim basis, subject to refund. On Feb. 24, 2015, the CPUC approved the settlement agreement without modification.

Earnings Guidance
Xcel Energy reaffirms its 2015 ongoing earnings guidance of $2.00 to $2.15 per share. This guidance range is based on several key assumptions previously disclosed, including constructive outcomes in all rate case and regulatory proceedings.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and PSCo in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and PSCo’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feb. 26, 2015	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer